Exhibit 99.1

Ross B. Levin
September 8, 2009

J. Michael Wilson
Chairman of the Board
American Community Properties Trust
222 Smallwood Village Center
St. Charles, MD 20602

J. Michael Wilson:

It has been both a pleasure and a challenge to serve on the Board of Trustees of ACPT during trying times.  ACPT has navigated the downturn in real estate markets and the general economy reasonably well and the very recently announced closing of the sale of the company's Puerto Rican apartments leaves the company in strong financial condition.

That said, I have been troubled by the current strategic process of the company and I do not believe that it is in the best interest of the company's shareholders.  Given that ACPT is under no particular pressure to sell itself, if the company is to be sold, I believe that the company should be marketed as widely as is practicable.  The board seems to be relying on the fact of a preceding Wilson family stake sale process as a de facto marketing of the whole company justifying a less than exhaustive company process.  I believe this is a flawed reliance because the Wilson process excluded a particular identifiable potential bidder and excluded the universe of potential bidders for the whole company uninterested in bidding on only the Wilson family stockholding.  I believe that a higher price would be realized for the company's shareholders if the company were marketed as a whole in a more open process.

I have made my analyses and observations known in an increasingly strident fashion to the Board and the company's counsel.  I do not appear to be having the degree of beneficial influence necessary to justify my continued involvement with the company as a Trustee and I cannot abide the company's current course.

Therefore, I hereby tender my resignation as a Trustee, to be effective immediately.

Sincerely,

/s/ Ross B. Levin
Ross B. Levin

cc: Board of Trustees